Exhibit 10.128

Guaranteed Loan Agreement

This Loan Agreement is entered into by and between Southwall Technologies, Inc. ("Southwall") and Teijin, Limited ("Teijin") as of January 19, 2004.

Recitals of Fact

    Teijin guaranteed an obligation of Southwall (the "Bank Debt") to UFJ Bank Limited (as formerly known as "Sanwa Bank Limited") (the "Guarantee").

    In connection with the granting of the Guarantee, Teijin obtained security interests in certain property of Southwall ("Teijin's Collateral").

    On November 5, 2003 Southwall defaulted on the Bank Debt.

    Shortly thereafter, Teijin honored its Guarantee by satisfying the Bank Debt.

    Pursuant to the agreement of the parties entered into in connection with the Guarantee, Southwall is obligated immediately to repay the amounts paid by Teijin to satisfy the Bank Debt, together with fees, interest and costs incurred by Teijin (collectively, "Teijin's Claim").

    As of January 19, 2004, Teijin's Claim is $1,268,827.08

    Southwall is unable presently to repay Teijin's Claim. Southwall has requested that Teijin and certain other creditors enter into agreements to restructure and defer obligations, including the obligation to pay Teijin's Claim.

    Southwall Europe GmbH, Southwall's wholly owned German subsidiary ("SEG"), conducts manufacturing operations for Southwall in Dresden, Germany.

    The parties hereto wish consensually to provide for the payment of Teijin's Claim and related matters.

    Agreement

    NOW, therefore, the parties hereto agree as follows:

      Payment Schedule: Southwall shall make the following payments to Teijin on or before the dates set forth below:

        $253,765.42, on or before December 31, 2004;

        $380,648.12, on or before December 31, 2005;

        $211,471.18, on or before December 31, 2006;

        $211,471.18, on or before December 31, 2007;

        $211,471.18, on or before December 31, 2008;

      Full Satisfaction: Timely payment consistent with the above-mentioned Payment Schedule shall constitute full satisfaction of any and all of Teijin's claims arising out of or related to the Guarantee and the Bank Debt, including without limitation Teijin's Claim.

      Interest: The obligations herein shall accrue no interest if paid when due; provided that, without limiting any other rights or remedies of Teijin, interest shall accrue, from the date such obligations are due hereunder, on any past due payments at a rate of __% per annum, but not to exceed the maximum rate allowed by law.

      Collateral: Southwall may dispose of Teijin's Collateral as it deems fit, provided only that Southwall shall forthwith pay to Teijin the net proceeds of any disposition of Teijin's Collateral, which proceeds shall be deemed a credit against the payment next due under the Payment Schedule. In furtherance thereof, Teijin will deliver to Southwall UCC termination statements and similar documentation promptly after this Agreement is executed. Southwall shall bear all costs and expenses associated with Teijin's Collateral, including without limitation the costs of storage, marketing, sale, disassembly or assembly, and transportation. Within ten (10) days following the sale or other disposition of Teijin's Collateral, Southwall shall deliver to Teijin a full accounting, certified as accurate by an officer of Southwall, specifying the gross proceeds and other consideration received for Teijin's Collateral and all expenses reasonably attributable to the storage, marketing, sale, disassembly or assembly, and transportation of Teijin's Collateral borne by Southwall in connection with the sale or other disposition of Teijin's Collateral.

      Guarantee: Immediately upon the execution of this Agreement,, Southwall shall cause SEG to execute a guaranty in the form attached hereto as Exhibit "A" and shall deliver that guaranty to Teijin. This Agreement shall take effect upon the delivery of the fully executed guaranty to Teijin.

      Default: Failure to make timely payments contemplated by the Payment Schedule when due shall constitute an Event of Default. Following the occurrence of an Event of Default, Teijin may give written notice thereof as provided in paragraph 7 below. Five business days after such notice is given, if the default has not previously been cured, all unpaid obligations under the Payment Schedule shall become immediately due and payable, and Teijin shall be free to exercise all rights and remedies for the collection of such obligation which may be available to it in law or equity. Notwithstanding any other provision of this Agreement, all unpaid obligations which become immediately due and payable as provided in the immediately preceding sentence shall thereafter bear interest at a rate of __% per annum, but not to exceed the maximum rate allowed by law.

      Notice: Notice of matters arising hereunder shall be given by fax and overnight mail and shall be provided to:

      If to Southwall and/or SEG, to:

      Thomas G. Hood, President and CEO
      Southwall Technologies, Inc.
      3975 East Bayshore Road
      Palo Alto, California 94303

      Fax 1-650-967-8713

      If to Teijin, to:

      General Manager

      Films Business Group

      Teijin Limited

      1-1, Uchisaiwaichou 2-chome

      Chiyoda-ku Tokyo 100-8585

      Japan

      Fax 81-3-3506-4581

      Attorneys Fees: The parties further agree that in the event of any dispute arising from or concerning the terms and conditions of this Agreement, the prevailing party in any such dispute shall be entitled to an award of reasonable attorneys' fees and costs.

      Integration: This Agreement constitutes the entire agreement between the parties hereto with respect to the matters identified in the Recitals of Fact, and all other prior agreements, arrangements or understandings, oral or written, are merged into and superseded by the terms of this Agreement.

      Authority: Each of the persons executing this Agreement on behalf of the undersigned warrants that he has full power and authority to do so, and that no other and further authority or execution by any other person is necessary. Teijin and Southwall (on behalf of itself and SEG) each represents that the execution and performance of this Agreement in accordance with its terms will not violate the terms of any other agreement, covenant or condition by which it is bound. Each of the persons executing this Agreement has had an opportunity to consult with counsel, and warrants that he understands the terms of this Agreement.

      Counterparts / Fax Signatures: This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Parties shall be bound hereto by a fax signature with the same force and effect as an original signature.

      Construction: This Agreement is to be construed simply and fairly, and not strictly in favor of or against Southwall or Teijin. This agreement was prepared and negotiated jointly by the parties.

DATED: SOUTHWALL TECHNOLOGIES, INC.

___________________________

By: Thomas G. Hood, President

DATED: TEIJIN, LIMITED

___________________________

By: __Takashi Yamagishi_____________,

Teijin Group Executive Officer,____________

Deputy General Manager

Films Business Group